EXHIBIT  10.9

THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR ANY SECURITIES LAW OF ANY STATE OF THE UNITED STATES. THIS CONVERTIBLE PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

$250,000.00	Dallas, Texas	January 27, 2006

FOR VALUE RECEIVED, the undersigned, Earth Biofuels, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Tom Groos (“Lender”), the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), with interest from the date of advancement on the unpaid balance hereof from time to time remaining unpaid at a rate of 8% per annum, in (i) lawful money of the United States of America or (ii) equity securities of the Borrower as provided herein, both principal and interest being payable at the address designated in numbered paragraph 15 below or at such other place as Lender may, from time to time, designate in writing. All interest under this Note shall be computed on the basis of the actual number of days elapsed over an assumed year consisting of three hundred sixty-five (365) days.

The principal of this Note shall mature and be due and payable on April 28, 2007. Simple interest payable on this Note shall be payable upon each Conversion Date (as defined below), July 28, 2006, October 28, 2006, January 28, 2007, and on the maturity date, when the principal and remaining accrued but unpaid interest shall be due and payable.

All past due principal and accrued interest on this Note shall bear interest from maturity until paid at the highest (non-usurious) rate for which Borrower may legally contract under applicable law. All payments on past due principal and accrued interest hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment. As used herein, the term “Holder” shall initially mean Lender, and shall subsequently mean each person or entity to which this Note is duly assigned.

This Note evidences indebtedness incurred by Borrower for interim financing provided to Borrower.

1.             Conversion Option. All or any portion of the unpaid principal of this Note, plus accrued interest hereon, shall be convertible, at the option of Lender, into shares of Common Stock, $0.001 par value, issued by Borrower (the “Common Stock”). At the time of any such conversion of the aggregate of the principal amount and accrued interest, or a portion thereof, the rights of the Lender with respect to such portion of the aggregate of the principal amount and accrued interest so converted shall cease and the Lender shall be deemed to have become the record holder of the Common Stock issuable upon such conversion. The Borrower covenants with the Lender that it will at all times reserve and keep available out of its authorized Common Stock and solely for the purpose of conversion as provided herein, and conditionally allot to the Lender, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Borrower covenants with the Lender that all shares of Common Stock which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

The Common Stock into which this Note may be converted shall be referred to herein as the “Conversion Shares.”  The number of Conversion Shares shall be determined by dividing the Conversion Amount (defined below) by the Conversion Price Per Share (defined below). Upon any such conversion, the Lender shall execute any and all customary and appropriate documents to implement the foregoing. Additionally, the Lender shall be entitled to demand registration rights and piggyback registration rights pursuant to the Registration Rights Agreement of even date herewith, executed by Borrower and Lender (“Registration Rights Agreement”).

1.1           Definitions. Unless otherwise specified, for purposes hereof, the following terms shall have the following meanings:

1.1.1        “Conversion Amount” means an amount equal to the then outstanding principal plus any accrued but unpaid interest under this Note, or such lesser amount as Holder shall determine.

1.1.2        “Conversion Price Per Share” means a price per share of Common Stock equal to the lower of (i) $0.50 per share or (ii) 70% of the volume weighted average price per share of the Common Stock (“VWAP”). Notwithstanding the foregoing, the price set forth in part (i) of the preceding sentence shall be lowered from $0.50 per share to $0.30 per share if both of the following shall have occurred within the 10-month time frame commencing 60 days from the date of this note and ending 12 months from the date of this note:  (A) the VWAP shall have fallen below $0.50 per share and (B) Borrower shall have more than 200,000,000 shares of Common Stock issued and outstanding. The VWAP shall be determined as follows:  (x) the daily volume weighted average price of the Common Stock for such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (y) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (z) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Borrower.

1.2           Conversion Procedures.

1.2.1        Holder may exercise its conversion right by giving written notice (in the form attached hereto, the “Conversion Notice”) to the Borrower of the exercise of such right. The conversion of this Note (or such portion thereof as Holder shall determine)

will be deemed to have been effected as of the date of receipt of the Conversion Notice (the “Conversion Date”). If Holder has exercised its conversion right, the outstanding principal (or such portion thereof as Holder shall determine) and any accrued but unpaid interest under this Note shall be automatically converted into such number of shares of the Common Stock to be issued by Borrower equaling the quotient of (i) the Conversion Amount, and (ii) the Conversion Price Per Share.

1.2.2        Within five business days of the Conversion Date, the Holder shall surrender this Note at the principal office of the Borrower, for replacement or cancellation.

1.2.3        Within five business days of the surrender of the Note by Holder, the Borrower will deliver to the converting Holder (a) a certificate or certificates representing Conversion Shares and (b) a replacement note for the unconverted principal balance (if any) of this Note. Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

1.2.4        On the Conversion Date, the rights of the Holder of this Note to receive payment of such portion of the principal and interest as Holder has converted hereunder will cease and the person or persons in whose name or names any certificate or certificates for Conversion Shares are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares represented thereby.

1.2.5        The issuance of certificates for the Conversion Shares will be made without charge to the Holder for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with such conversion and the related issuance of Conversion Shares.

1.2.6        If any fractional interest in Conversion Shares would, except for the provisions of this Section 1, be deliverable upon any conversion of this Note, in lieu of delivering the fractional share therefor, the number of Conversion Shares shall be rounded to the nearest whole number.

2.             Adjustment of Conversion Price Per Share. The Conversion Price Per Share, the number of Conversion Shares, and the number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 1.2, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

2.2.1        Merger, Sale of Assets. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

2.2.2        Reclassification. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

2.2.3        Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Whenever the Conversion Price Per Share is adjusted pursuant to this Section 2.2, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price Per Share after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

3.             Optional Prepayment. This Note may be prepaid by Borrower in whole or in part without the consent of the Lender and without prepayment penalty of any kind.

4.             Default; Remedies. For the purposes of this Agreement, an Event of Default (herein so called) shall have occurred if (i) Borrower shall fail to pay when due any principal of or interest on this Note, and such failure shall continue for a period of ten (10) days after the due date, (ii) Borrower shall have failed to perform any covenant or other obligation contained herein or in the Registration Rights Agreement, and such failure shall continue for a period of ten (10) business days after Lender shall have given Borrower written notice of such failure, (iii) Borrower shall commence a voluntary case or other proceeding seeking liquidation or reorganization with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, and such case or other proceeding shall remain undismissed and unstayed for a period of 30 consecutive days; or (iv) an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar now or hereafter in effect or seeking the appointment of a trustee, liquidator, receiver, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

If Borrower fails or refuses to pay any part of the principal of or interest upon this Note as the same becomes due, or upon the occurrence of an Event of Default hereunder, then in any such event the Holder hereof may, at its option (i) declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable without notice, (ii) reduce any claim to judgment, and/or (iii) demand, pursue and enforce any of Lender’s rights and remedies, pursuant to any applicable law or agreement. Each right and remedy available to Lender shall be cumulative of and in addition to each other such right and remedy. No delay on the part of Lender in the exercise of any right or remedy available to Lender shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or exercise of any other such right or remedy.

5.             Representations, Warranties and Covenants of Borrower. Borrower represents and warrants that Borrower has authority and has obtained all approvals and consents necessary to enter into this Note and Borrower’s execution, delivery, and performance of this Note will not violate or conflict with the terms of Borrower’s Certificate of Incorporation. Borrower will use of the proceeds of this Note for development of Borrower’s biodiesel plant located in Durant, Oklahoma, and for fees associated with this Note. Subject to the provisions of Regulation FD, upon request of Lender, Borrower shall provide to Lender such information and materials as Lender may request, including unaudited monthly and quarterly and audited yearly financial statements, an annual budget, internal management documents, reports of operations, reports of adverse developments, copies of any management letters, communications with shareholders or directors, press releases and registration statements, and access to all senior managers.

6.     Representations and Warranties of Lender.

6.1  Suitability. The Lender is an “accredited investor” as such term is defined in Regulation D issued by the Securities and Exchange Commission, and such Lender’s financial condition is such that it is able to bear the economic risk of its investment in the Note. Lender has such knowledge and experience in financial and business matters as is necessary to make an investment in the Note.

6.2  Purchase for Own Account. This Note is being acquired by Lender for investment purposes only and not with a view to the distribution of all or any part thereof. Lender has no present intention of selling, transferring, disposing or granting any participation in the Note and is not a party to any contract, agreement or understanding that would result in any such sale, transfer or disposition of all or any portion of this Note.

7.             No Waiver; Cumulative Rights. No delay on the part of the Holder of this Note in the exercise of any power or right under this Note shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

8.             Waiver. Borrower waives demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agrees to all extensions and partial payments, before or after maturity, without prejudice to the Holder hereof.

9.             Collection Costs. In the event that, upon an Event of Default, any amount under this Note is collected in whole or in part through suit, arbitration or mediation, then and in any such case there shall be added to the unpaid principal balance hereof all costs of collection, (including, but not limited to, reasonable attorneys’ fees and expenses) whether or not suit is filed.

10.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the parties irrevocably agree that exclusive venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas, and the parties waive any claim that such forum is inappropriate or inconvenient.

11.           Headings. The headings of the sections of this Note are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.

12.           Usury. All agreements between Borrower and the Holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder hereof for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder of this Note shall ever receive anything of value as interest or deemed interest by applicable law under this Note or otherwise in an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to Borrower. In determining whether or not the interest paid or payable with respect to any indebtedness of Borrower to the Holder hereof, under any specific contingency, exceeds the highest lawful rate, Borrower and the Holder hereof shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Borrower and the Holder hereof.

13.           Successors and Assigns. All of the stipulations, promises and agreements in this Note made by or on behalf of Borrower shall bind the successors and assigns of Borrower, whether so expressed or not, and inure to the benefit of the successors and assigns of Borrower and Lender. Any assignee of Borrower or Lender shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof. The Lender from time to time also may sell to one or more financial institutions, institutional investors or other persons a participation interest in all or any undivided portion of the rights, powers, privileges, remedies and interests of the Lender under this Note.

14.           Severability. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15.           Notices. All notices and other communications hereunder shall be in writing or by telecopy, and shall be deemed to have been duly made when delivered in person or sent by telecopy, same day or overnight courier, or 72 hours after having been deposited in the United States registered or certified mail return receipt requested, postage prepaid, to a party at the address set forth below (which may be changed in accordance with these notice procedures):

If to Lender:

Name:  Tom Groos

Address: 161 Ottawa St. NW, Suite 502

Grand Rapids, Michigan 49503

Fax number: (616) 831-6454

If to Borrower:

Earth Biofuels, Inc.

3001 Knox Street, Suite 403

Dallas, TX  75205

Fax Number: (214) 389-9805

Attention:  Chief Executive Officer

With a copy to:

Roger A. Crabb

Scheef & Stone, LLP

5956 Sherry Lane, Suite 1400

Dallas, TX  75225

Fax number:  (214) 706-4242

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER CONCERNING THE MATTERS HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the undersigned have executed this Convertible Promissory Note on and as of the date first set forth above.

BORROWER:

EARTH BIOFUELS, INC.

By:	/s/ DENNIS G. MCLAUGHLIN, III
Name:	Dennis G. McLaughlin, III
Title:	Chief Executive Officer

LENDER:

Tom Groos

/s/ TOM GROOS
Tom Groos, individually

FORM OF

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $250,000.00 of the principal amount of the above Note into shares of Common Stock of Earth Biofuels, Inc. according to the conditions of such Note, as of the date written below.

Date of Conversion

Applicable Conversion Price: $0.50

Signature:

Printed Name: Tom Groos

Address:           161 Ottawa St. NW, Suite 502
Grand Rapids, Michigan 49503